Exhibit 99.1

FOR IMMEDIATE RELEASE

SOURCE: Optelecom-NKF, Inc.

Optelecom-NKF Creates European Holding Company; Pays Off Line of Credit; Extends Financing Term on Bank Loan

GERMANTOWN, MD, July. 1, 2008 /PRNewswire/— Optelecom-NKF, Inc. (Nasdaq:OPTC) today announced it has reorganized its international legal structure, fully paid off its outstanding line of credit and extended the term of its bank loan.

The Company created a new European holding company structure in the Netherlands, Optelecom-NKF Holding B.V., which provides a more flexible corporate structure for future growth. The new entity holds all of the Company’s international subsidiaries and will facilitate enhanced management of international operations and improvements in cash management and income tax planning. Based on cash held, as reported at March 31, 2008 of $8.1 million at its international subsidiaries, the Company expects this new structure to result in a total tax savings in excess of $2.0 million going forward as that cash is transferred to the U.S.

Optelecom-NKF fully paid off its bank line of credit immediately upon implementing the new legal structure. This payment reduced the Company’s outstanding debt by approximately 10%, providing significant savings on interest expense.

The Company also announced that its bank agreed to extend the due date on an existing $4.2 million term loan from March 2009 through September 2009 with an opportunity for an additional extension through March 2011 if certain criteria are met by the Company. The balance and interest rate on the term debt remain unchanged however the debt will now be included in the European Holding Company in place of the U.S. legal entity.

The Company expects the restructuring to result in a significant reduction in its U.S. net operating loss carryforwards, which will be replaced by a nearly equivalent amount of foreign tax credits in the United States.  A nonrecurring, positive net impact to income tax, in the amount of approximately $130 thousand, is expected to result for the second quarter of 2008. The non-recurring one-time cost of the restructuring and refinancing for the domestic and global entities is estimated at $350,000 which will be expensed in the second quarter.

“The formation of our new European based holding company allows us to manage our capital resources internationally in a more tax efficient manner,” said Steve Tamburo, Optelecom-NKF’s CFO. “Our renewed and updated credit facility should help us increase cash flow in our U.S. operations as it more appropriately allocates interest expense and lending costs across all of our global operations.”

About Optelecom-NKF

Optelecom-NKF, Inc. (NASDAQ: OPTC), is a global supplier of advanced video surveillance solutions, including IP cameras, video servers/codecs, network video recorders, fiber transmission equipment, video management and video analytics software. We deliver complete solutions for traffic monitoring and security of airports, seaports, casinos, prisons, utilities, public transit, city centers, hospitals, and corporate campuses.

Founded in 1972, Optelecom-NKF is committed to providing its customers with expert technical advice and support in addition to products that are developed and tested for professional and mission critical applications. All Optelecom-NKF IP surveillance solutions are marketed under the Siqura® name.

The Optelecom-NKF corporate headquarters is in Germantown, Maryland, USA, with European corporate offices in Gouda, the Netherlands, and sales offices or support covering Latin America, France, Spain, the UK, Germany, Italy, Dubai, and Singapore.

Forward-Looking Statements

The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include, among others: the ability of Optelecom-NKF to successfully operate its global business; the ability of the Company to develop and market network video products and solutions for the traffic monitoring,  transportation security, commercial and industrial and government markets; lack of reliable vendors, service providers, and outside products; unforeseen changes in competing technologies and products; worldwide economic variances; poor or delayed research and development results; disparities between forecast and realized sales results; effective tax rates, deferred tax assets and timing and amounts of tax payments; and the results of any audit or appeal process with the Internal Revenue Service. Other important factors that could cause actual results to differ materially are included but are not limited to those listed in Optelecom-NKF’s periodic reports and registration statements filed with the Securities and Exchange Commission. Optelecom-NKF does not assume any obligation to update information concerning its expectations.

Investor inquiries should be directed to Mr. Rick Alpert at +1 301-948-7872.